Exhibit 99

Burger King France Shareholders Announce the Proposed Acquisition of Quick Group;

Will Become the Second Largest QSR Chain in France

Oakville, Ontario – September 28, 2015 – Groupe Bertrand, the majority shareholder of Burger King France, and Qualium Investissement, the owner of Quick Group (“Quick”), signed an offer letter for Burger King France to acquire Quick, the owner of the QUICK® fast food hamburger chain. Burger King France, the master franchisee of the BURGER KING® brand in France, intends to convert Quick restaurants in France to BURGER KING® restaurants over time.

Daniel Schwartz, Chief Executive Officer of Restaurant Brands International Inc. (“RBI”) (TSX/NYSE: QSR, TSX: QSP), stated, “As a shareholder of Burger King France, we applaud Olivier Bertrand and Groupe Bertrand in their efforts to acquire Quick. The transaction will significantly accelerate our BURGER KING® restaurant growth in France, a key strategic market for the brand. Burger King France, our master franchise joint venture in France, has achieved great success over the past two years, building restaurants with average annual sales of €5 million, one of the highest levels in the world, and expects to have approximately 50 restaurants in the country by year end.”

Josh Kobza, Chief Financial Officer of RBI, added, “This transaction represents a significant step forward for Burger King France, which will have more than 500 restaurants and €1 billion of system sales following the transaction. Following the conversion, BURGER KING® is expected to be the #2 QSR brand in France, and France will become one of the largest markets for BURGER KING® globally. The transaction highlights the strength of our partnership with Groupe Bertrand and the master franchise joint venture model to accelerate the pace of our growth around the world.”

Subject to regulatory, shareholder and bondholder approvals, the proposed transaction is estimated to close by the end of 2015. For additional information, please refer to the Groupe Bertrand and Qualium Investissement joint press release.

Contacts

Investors

Andrea John, Investor Relations

(905) 339-4940; investor@rbi.com

Media

Patrick McGrade, Corporate Affairs

(905) 339-5815; media@rbi.com

About Restaurant Brands International

Restaurant Brands International Inc. (“RBI”) is one of the world’s largest quick service restaurant companies with over $23 billion in system-wide sales and over 19,000 restaurants in approximately 100 countries and U.S. territories. RBI owns two of the world’s most prominent and iconic quick service restaurant brands – TIM HORTONS® and BURGER KING®. These independently operated brands have been serving their respective guests, franchisees and communities for over 50 years. To learn more about RBI, please visit the company’s website at www.rbi.com.

About Burger King France

Burger King France is a BURGER KING® master franchise joint venture partner that develops and operates BURGER KING® restaurants in France. The company is primarily owned by Groupe Bertrand, a French entrepreneurial family group. Restaurant Brands International Inc., the owner of the BURGER KING® brand, retains a minority stake in Burger King France. As of September 28, 2015, Burger King France operated 26 BURGER KING® restaurants in France. The company was formed in 2013 and is headquartered in Paris, France.

About Quick

Quick is a European QSR group operating mainly in France, Belgium and Luxemburg. The company is owned by Qualium Investissement, a leading private equity firm in France. As of September 28, 2015, Quick operated 509 restaurants in France, Belgium, Luxemburg and outside of Europe. In 2014, Quick served 200 million customers and generated system-wide sales of €1.0 billion. The company was founded in 1967 and is headquartered in Antwerp, Belgium. For further information, please visit www.quick.fr.

About Groupe Bertrand

Groupe Bertrand is a family group led by founder Olivier Bertrand that develops and operates restaurants, hotels and beverage distribution companies. Within the restaurant sector, Groupe Bertrand operates luxury dining, traditional dining, quick service restaurants and concession stands. The firm is the majority shareholder of Burger King France, a BURGER KING® master franchise joint venture partner. Notable brands owned by Groupe Bertrand include BURGER KING®, Au Bureau, Café Leffe, Angelina, Brasserie Lipp, Le Saint-James Paris and The Relais Christine. Groupe Bertrand was founded in 1997 and is headquartered in Paris, France. For additional information, please visit www.groupe-bertrand.com.

About Qualium Investissement

Qualium Investissement, a subsidiary of the competitive sector of La Caisse des Dépôts and recognized by AMF, manages capital for French and foreign third parties. Qualium Investissement was founded in 1998 and operates €1.2 billion from more than 40 French and foreign third party subscribers. Since its founding, it has invested in approximately 60 active companies in all of the big business sectors (industry, food processing industries, specialized distribution, engineering, etc.). For more information, please visit www.qualium-investissement.com.

Forward-Looking Statements

This press release includes certain forward-looking statements, which are often identified by the words “may”, “will” or similar expressions and reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. These forward-looking statements include statements about RBI’s expectations of restaurant growth and system sales expectations in France. The factors that could cause actual results to differ materially from RBI’s expectations are detailed in filings of RBI with the U.S. Securities and Exchange Commission and the securities regulatory authorities in each province and territory of Canada, such as its annual and quarterly reports and current reports on Form 8-K, and include the following: risks related to RBI’s ability to successfully implement its domestic and international growth strategy; and risks related to RBI’s ability to compete domestically and internationally in an intensely competitive industry. Other than as required under U.S. federal securities laws or Canadian securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, change in expectations or otherwise.

SOURCE Restaurant Brands International Inc.